                                                                      EXHIBIT 99

NEWS RELEASE                                             [LOGO OF BELL ATLANTIC]



FOR IMMEDIATE RELEASE                    Contact:
January 24, 2000                         Dave Frail
                                         212-395-7726
                                         David.Frail@BellAtlantic.com
                                         ----------------------------

                                         Jim Crosson
                                         212-395-2285
                                         James.E.Crosson@BellAtlantic.com
                                         --------------------------------


                Bell Atlantic Announces Fifth Consecutive Year
                       Of Double-Digit Earnings Growth;
               Fourth Quarter Revenues Rise 6.6% on Strong Sales

           Adjusted EPS Increases 11.6% for Quarter, 10.7% for Year

     NEW YORK - Bell Atlantic Corp. (NYSE: BEL) announced today that fourth quarter adjusted earnings per diluted share (EPS) increased 11.6 percent, to 77 cents from 69 cents in fourth quarter 1998, as the company completed its fifth consecutive year of double-digit earnings growth. Adjusted EPS for 1999 rose
10.7 percent to $3.01, from $2.72 in 1998.

     Fourth quarter adjusted net income available to common shareowners increased 12.3 percent, to $1.2 billion from $1.1 billion in 1998, with 1999 adjusted net income available to common shareowners rising 10.9 percent, to $4.8 billion from $4.3 billion in 1998.

     "Our fourth quarter results, with the best revenue growth of the year in our core telecom business and industry-leading wireless performance, are an indication that the strategies we've put in place -- to focus on high-growth markets, build high-efficiency networks that help us grow vertically and diversify our revenue streams - are starting to pay off at the operational level," said Bell Atlantic Chairman and CEO Ivan Seidenberg.

     Highlights include:

Bell Atlantic Earnings Release, p. 2

 . Quarterly revenue growth of 6.6 percent, to $8.6 billion, and annual revenues totaling $33.2 billion, up 5.1 percent.

 . Strong fourth quarter Bell Atlantic Mobile growth, with 815,000 net customer additions, 363,000 through sales and 452,000 through the Frontier Cellular acquisition, and 23.1 percent revenue growth.

 . Best-ever quarterly International Wireless growth, with 533,000 proportionate net customer additions.

 . Data revenue growth in the quarter of 26.2 percent, to nearly $800 million, and 25.5 percent for the year, to $2.9 billion.

 . A robust wholesale business, with 1.4 million resold lines and 200,000 unbundled loops in service at the end of the year.

 . Adjusted expense increases of only 3.1 percent for the quarter and 3.6 percent for the year, including aggressive funding of growth investments.

 . Operating margin expansion to 26.2 percent for the year -- 110 basis points above 1998 -- through cost controls, network efficiencies and $750 million in Bell Atlantic-NYNEX merger synergies.

     "Not only did we deliver on our financial targets, we had an outstanding year strategically," Seidenberg said.

     "In December we finally won approval to offer long distance, and three weeks after opening for business in New York, I can report that customer response is even better than we expected. We're also making regulatory progress throughout our region, and our goal is to file in several more states this year.

     "The other side of the LD coin is the thriving business we're building for network services. We believe that competition expands markets, and we've opened our network because it creates opportunities for us, not just in long distance, but as a wholesale provider as well. We're retaining a substantial amount of New York's consumer traffic on our high-efficiency network, and we're very excited about this growing line of business.

     "We expanded our data capabilities with network upgrades, targeted acquisitions and alliances, and especially our investment in Metromedia Fiber Network, which will enable us to deliver broadband services end-to-end to 50 cities throughout the country.

     "Our Wireless Group's results make us eager to complete our transaction with Vodafone AirTouch and, with GTE, create a national wireless competitor with unparalleled coverage, customers and capacity. We're moving quickly, and we're confident we will be in a position to launch the new company this spring.

     "And we continued to make progress on the most important strategic initiative of all: our

Bell Atlantic Earnings Release, p. 3

merger with GTE. The state approval process is nearly complete, our discussions with the FCC continue, and we aim for Bell Atlantic and GTE to be one company around the end of the first quarter.

     "We're looking forward to this year," Seidenberg said, "when our long distance, DSL and national wireless businesses get up to full speed, and we complete the transformation of Bell Atlantic and GTE into the nation's leading communications company, with the most complete set of assets serving the best markets in the industry."

     Proportionate revenues, which include Bell Atlantic's share of revenues from unconsolidated wireless investments, rose 7.5 percent for the quarter and
6.6 percent for the year.

     Reported results include charges in each period for special items. Charges in fourth quarter 1998 totaled 4 cents a share for Bell Atlantic-NYNEX merger transition costs. Charges in fourth quarter 1999 were $67 million, or 4 cents per share, for Bell Atlantic-NYNEX merger transition costs and a non-cash, after-tax charge of $432 million, or 27 cents per share, which is a non-operating "mark-to-market" accounting adjustment related to the company's $3.2 billion in notes exchangeable into shares of Cable & Wireless Communications plc
(CWC). The CWC notes may be exchanged beginning in July 2002.

     This non-cash charge reflects the difference between the market price of the underlying CWC shares at the end of the fourth quarter and the exchange price. Generally Accepted Accounting Principles require that this difference be recorded as an increase in the company's liability for the notes and a charge to income. The company will make such an accounting adjustment in future quarters, recording either a gain or loss, to reflect any difference between the CWC market price and the exchange price at the end of the quarter (no adjustment is required if the market price is below the exchange price).

     Charges in 1999 totaled 35 cents per share, for the mark-to-market adjustment and merger transition charges. Charges in 1998 totaled 86 cents per share, primarily for completion of a retirement incentive program, write-downs of certain international investments, and merger transition charges.

     Reported fourth quarter 1999 net income available to common shareowners was $719 million, or 45 cents per share, compared to $1.0 billion, or 65 cents per share, in fourth quarter 1998. Reported 1999 net income available to common shareowners was $4.2 billion, or $2.65 per share, compared to $2.9 billion, or $1.86 per share, in 1998.

Bell Atlantic Earnings Release, p. 4

                          Domestic Telecom Highlights

     Healthy demand for core communications services and robust demand for new data services enabled the Domestic Telecom Group to grow revenues 3.5 percent over fourth quarter 1998, and 3.0 percent for the year. The number of voice-grade equivalents (access lines plus data circuits) in service grew 13.2 percent to 64.5 million, with access lines in service growing 3.1 percent to 43 million. Access minutes of use increased 4.2 percent in the quarter and 5.0 percent for the full year.

     Nearly 80 percent of Domestic Telecom revenue growth for the quarter and the year came from sales of data services. Data revenues, including those from high-bandwidth packet-switched and special access services and Bell Atlantic's network integration business, reached almost $2.9 billion for the year, 25.5 percent over 1998 levels.

     The demand for digital connectivity and value-added features continued to grow in all markets. In the enterprise (large business) and general business markets:

 . The number of "DS0" circuits in service (digital, high-bandwidth and packet-switched services as measured in 64-kilobit voice-grade equivalents) increased 39.6 percent over year-end 1998, to 23.2 million.

 . Bell Atlantic's Data Solutions Group revenues increased 38.4 percent over fourth quarter 1998, to almost $119 million.

 . The company continued to expand its product offerings to help large business customers manage their complex data networks, and introduced Managed Frame Access Service, which delivers frame relay services with Bell Atlantic-managed advanced routing.

     In consumer markets:

 . By the end of the year, Bell Atlantic had equipped wire centers serving nearly 7 million qualified households for Infospeed(sm) DSL, the company's high-bandwidth Internet access service, and began marketing the service to
   4.3 million of them. The company aims to have 10 million households qualified by the end of first quarter, approximately half of all households in its service territory. Bell Atlantic ended the year with approximately 30,000 Infospeed DSL subscribers.

 . Vertical service revenues continued to grow as customers purchased new packages combining Caller ID, Return Call, Call Waiting, Home Voice Mail and other features. Consumer Caller ID revenues increased 26.5 percent in 1999, as the number of subscribers increased to 7.5 million, and Home Voice Mail revenues rose 9.8 percent. The company also

Bell Atlantic Earnings Release, p. 5

   expanded its portfolio of value-added services to include Talking Call Waiting and Internet Call Manager.

     In network services markets:

 . At the end of 1999, Bell Atlantic was providing other carriers with approximately 1.4 million resold access lines and 200,000 unbundled loops.

 .  Special access revenues for the year increased 26.3 percent to $1.9 billion.

     Domestic Telecom's adjusted fourth quarter operating expenses of $5.1 billion were 1.1 percent above fourth quarter 1998 levels, with cash expenses decreasing 0.8 percent. For the year, operating expenses totaled $19.8 billion,
1.2 percent above 1998 levels, with cash expenses decreasing one-half of one percent. The Group produced these results while absorbing costs for long distance entry, construction of a regional long distance network, Y2K compliance, and interconnection payments to competitive local exchange carriers.

                           Wireless Group Highlights

     Bell Atlantic's Wireless Group enjoyed one of its strongest fourth quarters ever, with record subscriber growth for Bell Atlantic Mobile (BAM) and record growth in new customers in the Group's International Wireless portfolio.

     The Wireless Group ended the year with 12 million global proportionate wireless subscribers, up 39.1 percent over year-end 1998. The figure includes 452,000 added through BAM's acquisition of Frontier Cellular properties in upstate New York in December. Proportionate net customer additions in the quarter totaled 954,000 (excluding the Frontier customers), 30.5 percent more than in fourth quarter 1998, with BAM totaling 363,000 net additions, 20.2 percent more than in the prior-year period. The Group's proportionate net customer additions for the year totaled 2.7 million, 23.4 percent more than in 1998.

     Total proportionate wireless revenues increased 27.5 percent in the quarter to $1.6 billion, and totaled $5.9 billion for the year, 28 percent higher than 1998. Proportionate operating income reached $293 million in the fourth quarter, an increase of 50.3 percent over fourth quarter 1998, with proportionate operating cash flow increasing 32 percent to $536 million. Full-year operating income totaled $1.1 billion, up 41.2 percent over 1998, with full-year operating cash flow increasing 29.3 percent to $1.9 billion.

Bell Atlantic Earnings Release, p. 6

     During the quarter, Bell Atlantic, GTE and Vodafone AirTouch continued to move ahead with the creation of the nation's premier wireless business, as the U.S. Department of Justice cleared the wireless combination subject to a consent decree providing for the resolution of overlapping wireless properties. Bell Atlantic and Vodafone AirTouch also have increased to 100 percent their ownership of the partnerships operating PrimeCo Personal Communications LP's Texas markets -- Dallas/Fort Worth, San Antonio and Houston -- by acquiring TXU Communications' 20 percent interest. PrimeCo will become part of its partners' national wireless venture.

     Other domestic highlights:

 . Bell Atlantic Mobile closed out the quarter with 7.7 million customers, up 24 percent from 1998. Quarterly revenues grew 23.1 percent over fourth quarter 1998, to $1.1 billion. For the year, BAM revenues year grew 18.9 percent to $4.1 billion.

 . Underscoring the quality of its network performance and overall customer service, BAM won numerous service awards during the year, including the highest customer rating in the Yankee Group 1999 Mobile User Survey; the highest ranking from the J.D. Power and Associates 1999 U.S. Wireless Customer Satisfaction Study(sm) in New York and Boston; first place for customer satisfaction in the 1999 Solomon-Wolff Associates annual customer research survey and Wireless Week's Overall Excellence Award for 1999.

 . The primary force behind BAM's strong 1999 growth was the company's popular digital wireless services. More than 70 percent of all new retail customers and nearly 40 percent of BAM's total base now subscribe to CDMA digital services, generating 72 percent of the company's busy-hour network usage. BAM continued its aggressive rollout of new digital voice and data service offerings, including:

     . Web Access service, featuring Web-enabled digital wireless phones that allow customers to surf the Web.

     . Share-A-Minute(sm), which allows families and small businesses to share monthly access and local airtime minutes among multiple phones -- all on one bill.


     . "Call Me" service, an option freeing wireless customers from paying for incoming calls received in their local service area.

 .  On Jan. 18, BAM and GTE Wireless announced they have been selected by General
   Motors to establish a nationwide wireless network that will support expansion of its OnStar in-vehicle services to include personal calling and Internet access. OnStar estimates that more than four million vehicles will be equipped with access to its communications services in the next three years.

Bell Atlantic Earnings Release, p. 7

 . At PrimeCo Personal Communications, total revenues for the quarter grew 49.6 percent over fourth quarter 1998, to $230 million, with average monthly revenue per subscriber of $49. Full-year revenues were $841 million, compared to $509 million in 1998. Average monthly revenue per subscriber for the year was $51.

 . During the quarter, PrimeCo grew its customer base to 1.4 million, 53.2 percent over year-end 1998. PrimeCo ended the year with a 3.3 percent penetration rate of covered POPs.

     Bell Atlantic's international wireless portfolio ended 1999 with 3.6 million proportionate subscribers, up 83.7 percent over year-end 1998. International proportionate net subscriber additions of 533,000, 58.6 percent more than in fourth quarter 1998, represented more than half of Bell Atlantic's total wireless customer growth. Net international customer growth for the year was 1.4 million, 32.1 percent higher than in 1998.

     Proportionate international revenues for the quarter were $378 million, 37 percent higher than fourth quarter 1998, bringing the full-year total to $1.3 billion, $472 million more than 1998. Proportionate operating income doubled over fourth quarter 1998, to $82 million, with proportionate operating cash flow growing 62.7 percent to $135 million. For the year, proportionate operating income was $302 million, with proportionate operating cash flow of $465 million.

     International highlights:

 . Omnitel Pronto Italia added a record 4.2 million customers in 1999, driving its total to more than 10.4 million, a 68 percent increase over the prior year. On New Year's Day, OPI's network successfully processed 100 million voice and 18 million SMS calls.

 . EuroTel Praha added 120,000 customers in December, a new monthly subscriber growth record for the Czech Republic, closing out the year with 1.1 million subscribers. During the fourth quarter the company launched the country's first Internet access service using WAP (Wireless Application Protocol) technology.

 . Grupo Iusacell ended 1999 with more than 1.3 million customers, an increase of 77 percent over 1998. Digital subscribers now total more than 16 percent of Iusacell's customer base. The company recently placed a US$350 million bond offering to help fund capital expenditures, expand digital capacity and increase coverage.

 . STET Hellas grew its customer base 71.8 percent over the previous year and ended 1999 with 1.2 million customers. Net subscriber additions for 1999 increased 66 percent, including 148,000 in the fourth quarter. Through the introduction of new pricing plans and aggressive

Bell Atlantic Earnings Release, p. 8

  promotion of Greece's only prepaid roaming product, the company's prepaid customers grew to 62 percent of its total base.

                                      ***

     Bell Atlantic is at the forefront of the new communications and information industry. With nearly 44 million telephone access lines and 12 million wireless customers worldwide, Bell Atlantic companies are premier providers of advanced wireline voice and data services, market leaders in wireless services and the world's largest publishers of directory information. Bell Atlantic companies are also among the world's largest investors in high-growth global communications markets, with operations and investments in 23 countries.

INTERNET USERS: Further information on quarterly results is available at Bell Atlantic's News Center or Investor Information sites on the World Wide Web (www.ba.com and www.bellatlantic.com/invest) or through Fax on Demand at 800-
                ---------------------------
329-7310. To receive news releases by email, visit the News Center and register for personalized automatic delivery of Bell Atlantic news releases.

NOTE: This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: materially adverse changes in economic conditions in the markets served by us or by companies in which we have substantial investments; material changes in available technology; the final outcome of federal, state, and local regulatory initiatives and proceedings, including arbitration proceedings, and judicial review of those initiatives and proceedings, pertaining to, among other matters, the terms of interconnection, access charges, universal service, and unbundled network element and resale rates; the extent, timing, success, and overall effects of competition from others in the local telephone and toll service markets; the timing and profitability of our entry into the in-region long distance market; the timing of, and regulatory or other conditions associated with, the completion of the merger with GTE and our ability to combine operations and obtain revenue enhancements and cost savings following the merger; and the timing of, and regulatory or other conditions associated with, the completion of the wireless transaction with Vodafone AirTouch, and the ability of the new wireless enterprise to combine operations and obtain revenue enhancements and cost savings.

BELL ATLANTIC CORPORATION
--------------------------------------------------
Consolidated Statements of Income - Reported Basis
--------------------------------------------------

                                                                                   (Dollars in Millions, except per share amounts)

                                        3 Mos. Ended   3 Mos. Ended                   12 Mos. Ended   12 Mos. Ended
Unaudited                                   12/31/99       12/31/98    % Change            12/31/99        12/31/98   % Change
-----------------------------------------------------------------------------------  ---------------------------------------------
Operating Revenues
    Local services                    $       3,567   $       3,512         1.6       $      14,251   $      13,816        3.1
    Network access services                   2,019           1,913         5.5               7,924           7,655        3.5
    Long distance services                      446             463        (3.7)              1,816           1,928       (5.8)
    Ancillary services                          613             519        18.1               2,172           2,026        7.2
    Directory services                          665             640         3.9               2,331           2,258        3.2
    Wireless services                         1,252           1,000        25.2               4,544           3,780       20.2
    Other services                               46              30        53.3                 136             103       32.0
                                      --------------------------------                --------------------------------
Total Operating Revenues                      8,608           8,077         6.6              33,174          31,566        5.1
                                      --------------------------------                --------------------------------
Operating Expenses
    Employee costs                            2,089           2,054         1.7               8,241           9,266      (11.1)
    Depreciation and amortization             1,619           1,544         4.9               6,221           5,870        6.0
    Other operating expenses                  2,748           2,647         3.8              10,217           9,803        4.2
                                      --------------------------------                --------------------------------
Total Operating Expenses                      6,456           6,245         3.4              24,679          24,939       (1.0)
                                      --------------------------------                --------------------------------

Operating Income                              2,152           1,832        17.5               8,495           6,627       28.2
Income (loss) from
    unconsolidated businesses                    19              47       (59.6)                143            (415)    (134.5)
Other income and (expense), net                  19              23       (17.4)                 54             122      (55.7)
Interest expense                                324             303         6.9               1,263           1,335       (5.4)
Mark-to-market adjustment
    for exchangeable notes                     (664)              -           -                (664)              -          -
Provision for income taxes                      483             538       (10.2)              2,557           2,008       27.3
                                      --------------------------------                --------------------------------
Income from
    Continuing Operations                       719           1,061       (32.2)              4,208           2,991       40.7
Extraordinary item
    Early extinguishment of debt,
       net of tax                                 -              (2)          -                  (6)            (26)     (76.9)
                                      --------------------------------                --------------------------------
Net Income                                      719           1,059       (32.1)              4,202           2,965       41.7
    Redemption of minority
       interest                                   -             (30)          -                   -             (30)         -
    Redemption of investee
       preferred stock                            -               -           -                   -              (2)         -
                                      --------------------------------                --------------------------------
Net Income Available to
       Common Shareowners             $         719   $       1,029       (30.1)      $       4,202   $       2,933       43.3
                                      ================================                ================================

Diluted Earnings per Share            $         .45   $         .65       (30.8)      $        2.65   $        1.86       42.4
Weighted average number of
    common shares-assuming
       dilution (in millions)                 1,584           1,582                           1,583           1,578

Footnotes:
Diluted Earnings per Share include the dilutive effect of shares issuable under our stock-based compensation plans, which represent the only potential dilutive common shares.

BELL ATLANTIC CORPORATION
-------------------------
Earnings Reconciliations
-------------------------

                                                                       (Dollars in Millions, except per share amounts)

                                                     3 Mos. Ended 12/31/99                    3 Mos. Ended 12/31/98

                                           Net Income                              Net Income
                                       Available to Common                    Available to Common
Unaudited                                  Shareowners         Diluted EPS         Shareowners          Diluted EPS
----------------------------------------------------------------------------------------------------------------------
Reported Earnings                         $         719       $         .45       $       1,029       $         .65
Adjustments:
    Transition costs                                 67                 .04                  56                 .04
    Mark-to-market adjustment
      for exchangeable notes             (1)        432                 .27
                                            --------------------------------------------------------------------------

Adjusted Earnings                         $       1,218       $         .77       $       1,085       $         .69
                                            ==========================================================================

Adjusted Growth                                    12.3%               11.6%



                                                    12 Mos. Ended 12/31/99                   12 Mos. Ended 12/31/98

                                           Net Income                              Net Income
                                       Available to Common                    Available to Common
Unaudited                                  Shareowners         Diluted EPS         Shareowners          Diluted EPS
----------------------------------------------------------------------------------------------------------------------
Reported Earnings                         $       4,202       $        2.65       $       2,933       $        1.86
Adjustments:
    Transition costs                                126                 .08                 121                 .08
    Mark-to-market adjustment
      for exchangeable notes             (1)        432                 .27
    Special pension enhancement                                                             670                 .42
    Special charges                                                                         567                 .36
                                            --------------------------------------------------------------------------

Adjusted Earnings                         $       4,760       $        3.01       $       4,291       $        2.72
                                            ==========================================================================

Adjusted Growth                                    10.9%               10.7%



Note: Total columns for Diluted EPS in 1999 do not add due to rounding in EPS calculations

(1) This non-cash charge reflects the difference between the market price of the underlying Cable & Wireless Communications, Plc (CWC) shares at the end of the fourth quarter and the exchange price. Generally Accepted Accounting Principles require that this difference be recorded as an increase in the company's liability for the notes and a charge to income. The company will make such an accounting adjustment in future quarters, recording either a gain or loss, to reflect any difference between the CWC market price and the exchange price at the end of the quarter (no adjustment is required if the market price is below the exchange price).

BELL ATLANTIC CORPORATION
----------------------------------------------------------------
Consolidated Statements of Income - Adjusted Basis - 4th Quarter
----------------------------------------------------------------

                                                                         (Dollars in Millions, except per share amounts)

                                                          3 Months Ended       3 Months Ended
Unaudited                                                       12/31/99             12/31/98              % Change
------------------------------------------------------------------------------------------------------------------------
Operating Revenues
     Local services                                      $         3,567      $         3,512                   1.6
     Network access services                                       2,019                1,913                   5.5
     Long distance services                                          446                  463                  (3.7)
     Ancillary services                                              613                  519                  18.1
     Directory services                                              665                  640                   3.9
     Wireless services                                             1,252                1,000                  25.2
     Other services                                                   46                   30                  53.3
                                                       ---------------------------------------
Total Operating Revenues                                           8,608                8,077                   6.6
                                                       ---------------------------------------

Operating Expenses
     Employee costs                                                2,063 (1)            2,048 (4)                .7
     Depreciation and amortization                                 1,619                1,504 (5)               7.6
     Other operating expenses                                      2,666 (2)            2,603 (6)               2.4
                                                       ---------------------------------------
Total Operating Expenses                                           6,348                6,155                   3.1
                                                       ---------------------------------------

Operating Income                                                   2,260                1,922                  17.6
Income from unconsolidated businesses                                 19                   47                 (59.6)
Other income and (expense), net                                       19                   23                 (17.4)
Interest expense                                                     324                  303                   6.9
Provision for income taxes                                           756 (3)              572 (7)              32.2
                                                       ---------------------------------------
Income from Continuing Operations                                  1,218                1,117                   9.0
Extraordinary item
     Early extinguishment of debt, net of tax                          -                   (2)                    -
                                                       ---------------------------------------
Net Income                                                         1,218                1,115                   9.2
     Redemption of minority interest                                   -                  (30)                    -
                                                       ---------------------------------------
Net Income Available to
     Common Shareowners                                  $         1,218      $         1,085                  12.3
                                                       =======================================

Diluted Earnings per Share                               $           .77      $           .69                  11.6
Weighted average number of common
     common shares-assuming dilution (in millions)                 1,584                1,582

Footnotes:
4th Quarter 99
(1)   Excludes $26 million related to transition costs
(2)   Excludes $82 million related to transition costs
(3)   Excludes tax effects of (1) and (2) above
Note: Excludes mark-to-market adjustment for exchangeable notes

4th Quarter 98
(4)   Excludes $6 million related to transition costs
(5) Excludes $40 million reclass adjustment related to international investments
(6) Excludes $84 million related to transition costs partially offset by a $40 million reclass adjustment related to international investments
(7)   Excludes tax effects of items (4), (5) and (6) above

BELL ATLANTIC CORPORATION
--------------------------------------------------------------
Consolidated Statements of Income - Adjusted Basis - Full Year
--------------------------------------------------------------

                                                                          (Dollars in Millions, except per share amounts)

                                                          12 Months Ended      12 Months Ended
Unaudited                                                        12/31/99             12/31/98              % Change
-------------------------------------------------------------------------------------------------------------------------
Operating Revenues
     Local services                                       $        14,251      $        13,816                   3.1
     Network access services                                        7,924                7,655                   3.5
     Long distance services                                         1,816                1,928                  (5.8)
     Ancillary services                                             2,172                2,026                   7.2
     Directory services                                             2,331                2,258                   3.2
     Wireless services                                              4,544                3,780                  20.2
     Other services                                                   136                  103                  32.0
                                                        ---------------------------------------
Total Operating Revenues                                           33,174               31,566                   5.1
                                                        ---------------------------------------

Operating Expenses
     Employee costs                                                 8,183 (1)            8,200 (4)               (.2)
     Depreciation and amortization                                  6,221                5,830 (5)               6.7
     Other operating expenses                                      10,070 (2)            9,598 (6)               4.9
                                                        ---------------------------------------
Total Operating Expenses                                           24,474               23,628                   3.6
                                                        ---------------------------------------
Operating Income                                                    8,700                7,938                   9.6
Income from unconsolidated businesses                                 143                   78 (7)              83.3
Other income and (expense), net                                        54                   77 (8)             (29.9)
Interest expense                                                    1,263                1,288 (9)              (1.9)
Provision for income taxes                                          2,868 (3)            2,456 (10)             16.8
                                                        ---------------------------------------
Income from Continuing Operations                                   4,766                4,349                   9.6
Extraordinary item
     Early extinguishment of debt, net of tax                          (6)                 (26)                (76.9)
                                                        ---------------------------------------
Net Income                                                          4,760                4,323                  10.1
     Redemption of minority interest                                    -                  (30)                    -
     Redemption of investee preferred stock                             -                   (2)                    -
                                                        ---------------------------------------
Net Income Available to
     Common Shareowners                                   $         4,760      $         4,291                  10.9
                                                        =======================================

Diluted Earnings per Share                                $          3.01      $          2.72                  10.7
Weighted average number of common
     common shares-assuming dilution (in millions)                  1,583                1,578

Footnotes:
1999
(1)   Excludes $58 million related to transition costs
(2)   Excludes $147 million related to transition costs
(3)   Excludes tax effects of (1) and (2) above
Note: Excludes mark-to-market adjustment for exchangeable notes

1998
(4) Excludes $1,052 million related to special pension enhancement and contracts and $14 million related to transition costs
(5) Excludes $40 million reclass adjustment related to international investments
(6) Excludes $182 million related to transition costs and $23 million related to special charges
(7) Excludes $485 million related to international investments and $8 million related to special charges
(8)   Excludes $45 million related to special charges
(9)   Excludes $47 million related to special charges
(10)  Excludes tax effects of (4) - (9) above

BELL ATLANTIC CORPORATION
-------------------------------------------
Selected Financial and Operating Statistics
-------------------------------------------

                                                                            (Dollars in Millions, except per share amounts)

                                                     3 Months Ended  3 Months Ended      12 Months Ended  12 Months Ended
Unaudited                                                  12/31/99        12/31/98             12/31/99         12/31/98
--------------------------------------------------------------------------------------   ----------------------------------
Debt ratio-end of period                                      60.1%           61.2%                60.1%            61.2%

Return on average common equity-adjusted basis                30.9%           31.4%                32.3%            31.5%

Return on average assets-adjusted basis                        8.0%            8.0%                 8.3%             7.9%

Book value per common share                           $       10.23   $        8.42        $       10.23    $        8.42

Cash dividends declared per common share              $        .385   $        .385        $        1.54    $        1.54

Common shares outstanding (in millions)
     End of period                                            1,553           1,553                1,553            1,553

Capital expenditures
     Domestic Telecom                                 $       2,530   $       1,643        $       7,498    $       6,409
     Domestic Cellular                                          248             259                  953              702
     Other                                                       81             123                  224              335
                                                   -----------------------------------    ---------------------------------
     Total                                            $       2,859   $       2,025        $       8,675    $       7,446
                                                   ===================================    =================================

Employees
     Domestic Telecom                                       129,283         125,692              129,283          125,692
     Other                                                   16,133          14,747               16,133           14,747
                                                   -----------------------------------    ---------------------------------
     Total                                                  145,416         140,439              145,416          140,439
                                                   ===================================    =================================

BELL ATLANTIC CORPORATION
---------------------------
Consolidated Balance Sheets
---------------------------

                                                                                                              (Dollars in Millions)

Unaudited                                                                          12/31/99         12/31/98         $ Change
-----------------------------------------------------------------------------------------------------------------------------------
Assets
     Current assets
        Cash and cash equivalents                                             $       1,097    $         237    $         860
        Short-term investments                                                          839              786               53
        Accounts receivable, net                                                      7,025            6,560              465
        Inventories                                                                     664              566               98
        Prepaid expenses                                                                673              522              151
        Other                                                                           298              411             (113)
                                                                        -----------------------------------------------------------

     Total current assets                                                            10,596            9,082            1,514
                                                                        -----------------------------------------------------------
     Plant, property and equipment                                                   89,238           83,064            6,174
        Less accumulated depreciation                                                49,939           46,248            3,691
                                                                        -----------------------------------------------------------
                                                                                     39,299           36,816            2,483
                                                                        -----------------------------------------------------------
     Investments in unconsolidated businesses                                         6,275            4,276            1,999
     Other assets                                                                     6,444            4,970            1,474
                                                                        -----------------------------------------------------------
Total Assets                                                                  $      62,614    $      55,144   $        7,470
                                                                        ===========================================================


Liabilities and Shareowners' Investment
     Current liabilities
        Debt maturing within one year                                         $       5,455    $       2,988   $        2,467
        Accounts payable and accrued liabilities                                      6,465            6,105              360
        Other                                                                         1,547            1,438              109
                                                                        -----------------------------------------------------------
     Total current liabilities                                                       13,467           10,531            2,936
                                                                        -----------------------------------------------------------
     Long-term debt                                                                  18,463 (1)       17,646              817
                                                                        -----------------------------------------------------------
     Employee benefit obligations                                                     9,326           10,384           (1,058)
                                                                        -----------------------------------------------------------
     Deferred credits and other liabilities
        Deferred income taxes                                                         3,892            2,254            1,638
        Unamortized investment tax credits                                              197              222              (25)
        Other                                                                           730              551              179
                                                                        -----------------------------------------------------------
                                                                                      4,819            3,027            1,792
                                                                        -----------------------------------------------------------
     Minority interest, including a portion subject to
        redemption requirements                                                         458              330              128
                                                                        -----------------------------------------------------------
     Preferred stock of subsidiary                                                      201              201                -
                                                                        -----------------------------------------------------------

     Shareowners' investment
        Common stock                                                                    158              158                -
        Contributed capital                                                          13,550           13,368              182
        Reinvested earnings                                                           2,806            1,371            1,435
        Accumulated other comprehensive income (loss)                                   450             (714)           1,164
                                                                        -----------------------------------------------------------
                                                                                     16,964           14,183            2,781
        Less common stock in treasury, at cost                                          640              593               47
        Less deferred compensation -
           employee stock ownership plans                                               444              565             (121)
                                                                        -----------------------------------------------------------
     Total shareowners' investment                                                   15,880           13,025            2,855
                                                                        -----------------------------------------------------------
Total Liabilities and Shareowners' Investment                                 $      62,614    $      55,144   $        7,470
                                                                        ===========================================================

(1)  Includes mark-to-market adjustment for exchangeable notes

BELL ATLANTIC CORPORATION
-----------------------------------------------
Condensed Consolidated Statements of Cash Flows
-----------------------------------------------

                                                                                                 (Dollars in Millions)

                                                                 12 Months Ended   12 Months Ended
Unaudited                                                               12/31/99          12/31/98        $ Change
----------------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
Net Income                                                         $       4,202     $       2,965   $       1,237
Adjustments to reconcile net income to net cash
     provided by operating activities:
        Depreciation and amortization                                      6,221             5,870             351
        Deferred income taxes, net                                           928               264             664
        Mark-to-market adjustment for
           exchangeable notes                                                664               ---             664
        (Income)/loss from unconsolidated businesses                        (143)              415            (558)
        Dividends received from unconsolidated businesses                    116               170             (54)
        Amortization of unearned lease income                               (151)             (120)            (31)
        Investment tax credits                                               (25)              (29)              4
        Extraordinary items, net of tax                                        6                26             (20)
        Other items, net                                                     169               227             (58)
        Changes in certain assets and liabilities, net of
           effects from acquisition/disposition of businesses             (1,331)              283          (1,614)
                                                                  ----------------------------------------------------
Net cash provided by operating activities                                 10,656            10,071             585
                                                                  ----------------------------------------------------

Cash Flows From Investing Activities
Net change in short-term investments                                         (60)              (60)              -
Capital expenditures                                                      (8,675)           (7,446)         (1,229)
Proceeds from sale of plant, property and equipment                          211                12             199
Investments in unconsolidated businesses, net                               (901)             (603)           (298)
Proceeds from disposition of businesses                                      612               637             (25)
Acquisition of businesses, less cash acquired                               (505)              (62)           (443)
Other investing activities, net                                             (311)             (163)           (148)
                                                                  ----------------------------------------------------
Net cash used in investing activities                                     (9,629)           (7,685)         (1,944)
                                                                  ----------------------------------------------------

Cash Flows From Financing Activities
Proceeds from borrowings                                                     662             6,328          (5,666)
Principal repayments of borrowings and capital lease obligations            (942)             (651)           (291)
Early extinguishment of debt                                                (257)             (790)            533
Net change in short-term borrowings with
     original maturities of three months or less                           2,645            (4,038)          6,683
Proceeds from financing of cellular assets                                   380               ---             380
Dividends paid                                                            (2,399)           (2,379)            (20)
Proceeds from sale of common stock                                           314               559            (245)
Purchase of common stock for treasury                                       (723)           (1,002)            279
Other financing activities, net                                              153              (499)            652
                                                                  ----------------------------------------------------
Net cash used in financing activities                                       (167)           (2,472)          2,305
                                                                  ----------------------------------------------------
Increase (decrease) in cash and cash equivalents                             860               (86)            946
Cash and cash equivalents, beginning of period                               237               323             (86)
                                                                  ----------------------------------------------------
Cash and cash equivalents, end of period                           $       1,097     $         237   $         860
                                                                  ====================================================

BELL ATLANTIC CORPORATION
---------------------------------------------
Domestic Telecom - Selected Financial Results
---------------------------------------------

                                                                                                              (Dollars in Millions)

                                     3 Months Ended  3 Months Ended                 12 Months Ended  12 Months Ended
Unaudited                                  12/31/99        12/31/98    % Change            12/31/99         12/31/98    % Change
----------------------------------------------------------------------------------  -----------------------------------------------
Operating Revenues
     Local services                    $      3,594    $      3,529         1.8       $      14,346    $      13,882         3.3
     Network access services                  2,019           1,913         5.5               7,924            7,656         3.5
     Long distance services                     446             464        (3.9)              1,816            1,929        (5.9)
     Ancillary services                         606             534        13.5               2,236            2,090         7.0
                                      --------------------------------               ----------------------------------
Total Operating Revenues                      6,665           6,440         3.5              26,322           25,557         3.0
                                      --------------------------------               ----------------------------------

Operating Expenses
     Employee costs                           1,834           1,807         1.5               7,275            7,298        (0.3)
     Depreciation and amortization            1,418           1,333         6.4               5,505            5,195         6.0
     Other operating expenses                 1,842           1,897        (2.9)              6,994            7,047        (0.8)
                                      --------------------------------               ----------------------------------
Total Operating Expenses                      5,094           5,037         1.1              19,774           19,540         1.2
                                      --------------------------------               ----------------------------------

Operating Income                       $      1,571    $      1,403        12.0       $       6,548    $       6,017         8.8
Operating Income Margin                       23.6%           21.8%                           24.9%            23.5%

Operating Cash Flow                    $      2,989    $      2,736         9.2       $      12,053    $      11,212         7.5
Operating Cash Flow Margin                    44.8%           42.5%                           45.8%            43.9%


--------------------------------------------------------------------------------
BELL ATLANTIC CORPORATION
Directory - Selected Financial Results
--------------------------------------------------------------------------------

                                                                                                              (Dollars in Millions)

                                    3 Months Ended  3 Months Ended                  12 Months Ended  12 Months Ended
Unaudited                                 12/31/99        12/31/98     % Change            12/31/99         12/31/98    % Change
----------------------------------------------------------------------------------  -----------------------------------------------
Operating Revenues                    $        669    $        642          4.2       $       2,338    $       2,264         3.3
Operating Expenses
     Employee costs                             77              75          2.7                 314              326        (3.7)
     Depreciation and amortization               9              11        (18.2)                 36               37        (2.7)
     Other operating expenses                  215             229         (6.1)                757              777        (2.6)
                                     --------------------------------                ----------------------------------
Total Operating Expenses                       301             315         (4.4)              1,107            1,140        (2.9)
                                     --------------------------------                ----------------------------------

Operating Income                      $        368    $        327         12.5       $       1,231    $       1,124         9.5
Operating Income Margin                      55.0%           50.9%                            52.7%            49.6%

Operating Cash Flow                   $        377    $        338         11.5       $       1,267    $       1,161         9.1
Operating Cash Flow Margin                   56.4%           52.6%                            54.2%            51.3%


Footnotes:
The selected financial results for the segments noted above are presented on an adjusted basis and exclude the effects of special items.
This presentation is not intended to follow GAAP prescribed segment reporting in all respects.
Disclosure of segment information will appear in the company's 1999 Annual
Report

Intercompany and intersegment transactions have not been eliminated.

BELL ATLANTIC CORPORATION
---------------------------------------
Domestic Telecom - Operating Statistics
---------------------------------------

                                           3 Months Ended  3 Months Ended              12 Months Ended 12 Months Ended
Unaudited                                        12/31/99        12/31/98   % Change          12/31/99        12/31/98   % Change
-------------------------------------------------------------------------------------- --------------------------------------------
Operating Statistics
Switched access lines in service (000)  (1)
     Residence                                     26,883          26,137        2.9            26,883          26,137        2.9
     Business                                      15,574          15,006        3.8            15,574          15,006        3.8
     Public                                           514             521       (1.3)              514             521       (1.3)
                                           ----------------------------------------------------------------------------------------
Total                                              42,971          41,664 *      3.1            42,971          41,664 *      3.1
                                           ----------------------------------------------------------------------------------------

Voice grade equivalents (000)           (2)
     Residence                                     26,883          26,137        2.9            26,883          26,137        2.9
     Business                                      37,614          30,828       22.0            37,614          30,828       22.0
                                           ----------------------------------------------------------------------------------------
Total                                              64,497          56,965 *     13.2            64,497          56,965 *     13.2
                                           ----------------------------------------------------------------------------------------

BRI ISDN lines (000)                    (3)           588             525 *     12.0               588             525 *     12.0

Access minutes of use (M)                          46,009          44,164        4.2           181,604         173,004        5.0

Employees per 10,000 access lines       (4)          28.8            28.9       (0.3)             28.8            28.9       (0.3)

High Capacity and Digital Data
Data Revenue ($ in millions)
     Wideband transport                 (5)  $        486    $        401       21.2      $      1,813    $      1,481       22.4
     Fast packet and other              (6)           194             146       32.9               702             523       34.2
     Data solutions                     (7)           119              86       38.4               358             286       25.2
                                           ----------------------------------------------------------------------------------------
Total Revenues                               $        799    $        633 *     26.2      $      2,873    $      2,290 *     25.5

Data Volumes (000)
     DSO Equivalents                    (8)        23,214          16,625       39.6            23,214          16,625       39.6
                                           ----------------------------------------------------------------------------------------
     PRI ISDN                           (9)         1,174             823       42.6             1,174             823       42.6
     Frame Relay                        (9)           911             599       52.1               911             599       52.1
     ATM Cell Relay                     (9)           940             465      102.2               940             465      102.2



Footnotes:
(1) Switched access lines include ISDN. Basic Rate Interface (BRI) ISDN is counted as one access line and Primary Rate Interface (PRI) is counted as 23 lines
(2) Voice Grade Equivalents (VGEs) represent the combination of switched access lines and DSO equivalents, adjusted to avoid double counting of primary rate ISDN channels
(3) Represents the number of Basic Rate Interface (BRI) lines counted as one access line. Each BRI line consists of two 'B' channels that each operate at 64 kbps, and one 'D' channel that serves as a signaling channel directing voice & data transmissions
(4)  Calculated based on employees of telephone operations only
(5) Includes circuit-based digital dedicated transport services such as Digital DSO, DS1, DS3 and Sonet-based services used to carry local and access traffic, both voice & data
(6) Includes fast packet data transport services such as Frame Relay, SMDS and ATM. Also includes ISDN, ADSL and internet revenue
(7)  Revenues associated with our Data Solution - Retail business
(8) Includes digital DS0 and above circuits (e.g. Digital DS0, DS1, DS3), including packet-based services, converted to a DSO or 64kbps signal, the equivalent to one voice signal. DS1=24 DSOs, DS3=672 DSOs, OC3=2,106 DSOs, OC12=8,424 DSOs, OC48=33,696 DSOs
(9)  Volumes expressed as DSO equivalents

*    Restated from amounts previously disclosed

BELL ATLANTIC CORPORATION
---------------------------------------
Global Wireless - Proportionate Results
---------------------------------------

                                                                                   (Dollars in Millions, except subscriber amounts)

                                          3 Months Ended  3 Months Ended             12 Months Ended  12 Months Ended
Unaudited                                       12/31/99        12/31/98   % Change         12/31/99         12/31/98   % Change
------------------------------------------------------------------------------------ ----------------------------------------------
Combined Global Wireless

Selected Financial Results
Revenues                                     $     1,621    $      1,271      27.5       $     5,859     $      4,576       28.0
Operating income                             $       293    $        195      50.3       $     1,072     $        759       41.2
Operating cash flow                     (1)  $       536    $        406      32.0       $     1,939     $      1,500       29.3

Selected Operating Data
Subscribers (000)                                 11,956           8,595      39.1            11,956            8,595       39.1
Subscriber net adds in period (000)                  954             731      30.5             2,665            2,160       23.4
POPs (000)                                       188,792         180,477       4.6           188,792          180,477        4.6
------------------------------------------------------------------------------------ ----------------------------------------------

Bell Atlantic Mobile                    (2)

Selected Financial Results
Revenues                                     $     1,136             923      23.1       $     4,139            3,481       18.9
Operating income                             $       250             202      23.8       $       900              820        9.8
Operating cash flow                          $       408             343      19.0       $     1,498            1,350       11.0

Selected Operating Data
Subscribers (000)                                  7,688           6,201      24.0             7,688            6,201       24.0
Subscriber net adds in period (000)                  363             302      20.2             1,035              860       20.3
Controlled POPs (000)                             62,958          57,190      10.1            62,958           57,190       10.1
------------------------------------------------------------------------------------ ----------------------------------------------

PrimeCo Personal Communications         (3)

Selected Financial Data
Revenues                                     $       107              72      48.6       $       391              238       64.3
Operating income                             $       (39)            (48)     18.8       $      (130)            (201)      35.3
Operating cash flow                          $        (7)            (20)     65.0       $       (24)            (100)      76.0

Selected Operating Data
Subscribers (000)                                    645             422      52.8               645              422       52.8
Subscriber net adds in period (000)                   58              93     (37.6)              232              242       (4.1)
POPs (000)                                        28,634          28,487       0.5            28,634           28,487        0.5
------------------------------------------------------------------------------------ ----------------------------------------------

International Wireless Operations       (4)

Selected Financial Data
Revenues                                     $       378             276      37.0       $     1,329              857       55.1
Operating income                             $        82              41     100.0       $       302              140      115.7
Operating cash flow                          $       135              83      62.7       $       465              250       86.0

Selected Operating Data
Subscribers (000)                                  3,623           1,972      83.7             3,623            1,972       83.7
Subscriber net adds in period (000)                  533             336      58.6             1,398            1,058       32.1
POPs (000)                                        97,200          94,800       2.5            97,200           94,800        2.5
------------------------------------------------------------------------------------ ----------------------------------------------

Footnotes:
(1) Operating cash flow equals operating income plus depreciation and amortization
(2) Bell Atlantic Mobile results reflect consolidated results for all controlled markets
(3)  Represents 47% of total PrimeCo Personal Communications.
(4) Represents Bell Atlantic's proportionate share of International wireless investments including consolidated, equity method, and cost basis investments.

This presentation is not intended to follow GAAP prescribed segment reporting in all respects
Disclosure of segment information will appear in the company's 1999 Annual
Report

Intercompany and intersegment transactions have not been eliminated

BELL ATLANTIC CORPORATION
----------------------------------------
Bell Atlantic Mobile - Operating Results
----------------------------------------

                                                                                   (Dollars in Millions, except subscriber amounts)

                                           3 Months Ended 3 Months Ended              12 Months Ended 12 Months Ended
Unaudited                                        12/31/99       12/31/98   % Change          12/31/99        12/31/98   % Change
------------------------------------------------------------------------------------ ----------------------------------------------
Bell Atlantic Mobile                     (1)

Selected Financial Results
Revenues                                     $      1,136            923       23.1      $      4,139           3,481       18.9
Less: Incollect revenues                     $         85             63       34.9      $        340             277       22.7
Less: Equipment revenues                     $        103             65       58.5      $        336             183       83.6
                                            -----------------------------               ------------------------------
Service revenues                             $        948   $        795       19.2      $      3,463    $      3,021       14.6
                                            -----------------------------               ------------------------------

Operating income                             $        250            202       23.8      $        900             820        9.8
Operating cash flow                      (2) $        408            343       19.0      $      1,498           1,350       11.0
Operating cash flow margin               (3)          43%            43%                          43%             45%
Capital expenditures,                        $        248            259       (4.2)     $        953             702       35.8
     excluding acquisitions

Selected Operating Data
Subscribers (000)                        (4)        7,688          6,201       24.0             7,688           6,201       24.0
Penetration                              (5)        12.2%          10.8%                        12.2%           10.8%
Subscriber net adds in period (000)                   363            302       20.2             1,035             860       20.3
Controlled POPs (000)                    (6)       62,958         57,190       10.1            62,958          57,190       10.1
Owned POPs (000)                         (7)       58,392         55,306        5.6            58,392          55,306        5.6

Churn rate                                          1.99%          1.99%                        1.93%           1.85%
Total revenue per subscriber                 $      52.91          51.15        3.4      $      51.71           50.84        1.7
Service revenue per subscriber               $      44.17          44.06        0.2      $      43.27           44.11       (1.9)
Cash expense per subscriber                  $      25.17          25.06        0.4      $      24.56           24.40        0.7
Acquisition cost per add                 (8) $        145            177      (18.1)     $        172             196      (12.2)



Footnotes:
(1) Bell Atlantic Mobile results reflect consolidated results for all controlled markets
(2) Operating cash flow equals operating income plus depreciation and amortization (EBITDA).
(3) Operating cash flow margin is calculated by dividing operating cash flow by service revenues.
(4) Fourth quarter and year to date subscribers include 452 acquired subscribers in connection with the Frontier Cellular transaction.
(5)  Penetration is calculated by dividing subscribers by controlled POPs.
     Total penetration at December 31, 1999 was 12.5% when normalized for the Frontier Cellular transaction
(6) Controlled POPs represent the total number of POPs for which Bell Atlantic Mobile has operating control.
(7) Owned POPs represent Bell Atlantic Mobile percentage ownership in all licensed markets.
(8)  Acquisition cost per add includes commissions and loss on handsets

Certain reclassifications have been made to prior results to conform to current presentation